LOCK-UP LETTER

March 30, 2011

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010

Goldman, Sachs & Co.
200 West Street
New York, NY 10282

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

As Representatives of the Underwriters (as defined below)

Ladies and Gentlemen:

The undersigned understands that you (the "**Representatives**") propose to enter into an Underwriting Agreement (the "**Underwriting Agreement**") with NXP Semiconductors N.V., a public company with limited liability *(naamloze vennootschap)* formed in The Netherlands (the "**Company**") and certain shareholders of the Company (the "**Selling Shareholders**"), providing for the public offering (the "**Public Offering**") by the several Underwriters, including the Representatives (the "**Underwriters**"), of 30,000,000 shares and, at the Underwriters' option, up to an additional 4,431,000 shares (collectively, the "**Shares**") of the ordinary shares, par value €0.20 per share, of the Company (the "**Ordinary Shares**").

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the "**Prospectus**"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant

any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares beneficially owned (as such term is used in Rule 13d 3 of the Securities Exchange Act of 1934, as amended (the "**Exchange Act**")), by the undersigned or any other securities so owned convertible into, exercisable or exchangeable for or representing Ordinary Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to Ordinary Shares or other securities acquired in open market transactions after the completion of the Public Offering, (b) transfers of Ordinary Shares or any security convertible into Ordinary Shares as a bona fide gift, (c) distributions or other transfers of Ordinary Shares or any security convertible into Ordinary Shares to partners, members, interest holders or stockholders of the undersigned or of any of the undersigned's affiliates (as such term is defined in Rule 405 of the Securities Act) or to any investment funds, pension funds, mutual funds or similar entities controlled, managed, advised by or affiliated with the undersigned, *provided* that (x) in the case of any transfer or distribution pursuant to clause (b) or (c), each donee, distributee or transferee, as the case may be, shall sign and deliver to the Representatives a lock-up letter in the form of this letter and (y) in the case of any transfer or distribution pursuant to clause (a), (b) or (c), no filing under the Exchange Act reporting a reduction in beneficial ownership of Ordinary Shares shall be required or shall be voluntarily made in respect of the transfer or distribution during the restricted period referred to in the foregoing sentence, (d) the sale of any Ordinary Shares or any security convertible into Ordinary Shares in connection with a "cashless exercise" of options or warrants, (e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Ordinary Shares, *provided* that such plan does not provide for the transfer of Ordinary Shares during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company, (f) the tender of any Ordinary Shares in a public offer for all of the Ordinary Shares, and (g) the sale of the Shares to be sold under the Underwriting Agreement.

In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into, exercisable or exchangeable for or representing Ordinary Shares. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company and the Company's transfer agent and registrar, as applicable, against the transfer of the undersigned's Ordinary Shares except in compliance with the foregoing restrictions.

If:

(1) during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2) prior to the expiration of the restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period;

the restrictions imposed by this agreement, shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable. The undersigned acknowledges that the Company has agreed in the Underwriting Agreement to provide written notice of any event that would result in an extension of the restricted period and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned.

The undersigned understands that the Company, the Selling Shareholders and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Selling Shareholders and the Underwriters.

This Agreement shall terminate when (i) the conditions set out in Section 6 of the Underwriting Agreement have not been satisfied or waived by the relevant party by May 26, 2011; or (ii) the Underwriting Agreement terminates pursuant to Section 12 thereof.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of page intentionally left blank. Signature page follows.]

On behalf of PPTL Investment LP

By: ______________________

Name: Márcio Ávila Barbosa

Title: Attorney-in-fact